Exhibit 4.15

FIRST AMENDMENT

TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered as of April 28, 2023, by and among Dr. Michael Yuz as the Seller Representative, NANO-X IMAGING, INC., a Delaware corporation (the “Buyer”), and NANO-X IMAGING LTD., a company organized under the laws of the state of Israel (the “Parent”).

RECITALS

WHEREAS, Seller Representative, the Sellers, Buyer, the Company, and Parent have entered into that certain Stock Purchase Agreement dated as of October 25, 2021 (the “Purchase Agreement”) whereby Sellers agreed to sell and Buyer agreed to purchase all of the Shares. All capitalized terms used herein, except as modified or defined in this Amendment, shall have the meaning given to such terms in the Purchase Agreement.

WHEREAS, a portion of the Purchase Price payable to Sellers is/was to be paid to Sellers in the form of an earn-out, contingent upon the satisfaction of certain milestones and the occurrence of certain events, as set forth in the Earn Out Schedule.

WHEREAS, the Parties have agreed on the Earn Out Amount for the First Earn Out Period.

WHEREAS, the Parties desire to amend and modify the Purchase Agreement and Earn Out Schedules for the Second Earn Out Period, the Third Earn Out Period and the Post-FDA Clearance Earn Out Period (collectively, the “Remaining Earn Out Periods”).

WHEREAS, Seller and Buyer have agreed to execute this Amendment to amend the Purchase Agreement to reflect the agreed upon modifications to the Earn Out Schedules for the Remaining Earn Out Periods.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated by this reference.

2. First Earn Out Period. The parties agree that for the First Earn Out Period, Buyer will pay to the Sellers $290,062.82 in cash payment and shall issue to the Sellers an aggregate of 45,392 shares of Parent Stock, reflecting an Earn Out Stock Value of $20.768. The foregoing cash payment and shares of Parent Stock shall be allocated among the Sellers as set forth in the Allocation Schedule.

3. Amendments. The parties hereby agree that all rights and obligations in the Purchase Agreement and in Schedule 2.6.1 of the Purchase Agreement regarding the Remaining Earn Out Periods are hereby deleted in their entirety and replaced with the following:

For the Remaining Earn Out Periods, Buyer will pay to the Sellers $500,000 in cash payment of immediately available funds, and shall issue to the Sellers an aggregate of 210,00 shares of Parent Stock. The foregoing cash payment and shares of Parent Stock shall be allocated among the Sellers as set forth in the Allocation Schedule. Buyer shall make the foregoing cash payment by April 30, 2023 and shall use commercially reasonable efforts to have the Escrow Agent issue the foregoing shares of Parent Stock by about April 30, 2023.

Further, Section 2.6 of the Purchase Agreement and Schedule 2.6.1 of the Purchase Agreement are hereby amended accordingly.

4. Release and Waiver. Payment pursuant to Sections 2 and 3 of this Amendment is in full satisfaction of all of Buyer’s obligations and all of Sellers’ rights regarding the Purchase Price and including the Earn Out and under Section 2.6 of the Purchase Agreement. Upon and subject to the full payment pursuant to Sections 2 and 3 of this Amendment, each of the Releasing Parties fully, finally and irrevocably releases, acquits and forever discharges the Buyer and its, Affiliates, successors and assigns, and the beneficiaries, heirs, executors, or Representatives, from any and all Potential Claims and Liabilities relating to the Purchase Price and including the Earn Out, including the allocation of the Earn Out among the Sellers.

5. Effect of this Amendment. Except as modified herein, the terms, conditions, representations, warranties and covenants of the Purchase Agreement shall remain unchanged and otherwise in full force and effect. In the event of an inconsistency between the terms of this Amendment and the terms of the Purchase Agreement, the terms hereof shall control. No person, other than the parties hereto and their successors and assigns permitted pursuant to the Purchase Agreement, shall have any rights under this Amendment.

6. Amendment and Modification; Waiver. This Amendment may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Amendment shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege

7. Counterparts. This Amendment may be executed in one or more counterparts, including facsimile or electronic signatures, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

8. Miscellaneous. Section 11 of the Purchase Agreement (Miscellaneous) is hereby incorporated as if fully set forth herein.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, sealed and delivered the day and year first above written.

THE BUYER:	NANO-X IMAGING, INC.

By:
Name:
Title:

THE PARENT:	NANO-X IMAGING LTD.

By:
Name:
Title:

THE SELLER REPRESENTATIVE:	DR. MICHAEL YUZ

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